Exhibit 4.61

REDACTED

Certain identified information, indicated by [*****], has been excluded from the exhibit because it is both (i) not material and (ii) the type that the registrant treats as private or confidential.

EXECUTION VERSION

CONFIDENTIAL

Research and Option Agreement

by and between

CureVac AG and

myNEO NV

EXECUTION VERSION

CONFIDENTIAL

RESEARCH AND OPTION AGREEMENT

This Research and Option Agreement (this "Agreement") is made and entered into effective as of 12 May 2022 (the "Effective Date") by and between CureVac AG, Friedrich-Miescher-Str. 15, 72076 Tübingen, Germany ("CureVac"), and myNEO NV, Ottergemsesteenweg Zuid 808 box 511, 9000 Ghent, Belgium ("myNEO"). CureVac and myNEO are sometimes referred to herein individually as a "Party" and collectively as the "Parties."

RECITALS

WHEREAS, myNEO has developed and possesses proprietary rights in the myNEO bioinformatic screening platform that focuses on identifying, exploring and validating immunogenic alterations present in a specific patient.

WHEREAS, applying myNEO's personalized neoantigen discovery platform on gathered datasets allows for shared immunogenic target discovery.

WHEREAS, CureVac is a biotech company focusing on the development, manufacture and commercialization of mRNA-based products.

WHEREAS, the Parties wish to enter into a joint research and option agreement under which myNEO will identify new antigen targets that can be used by CureVac to develop and commercialize new medicinal products for the treatment of non-small cell lung cancer, melanoma and potentially other indications, in accordance with the terms and conditions set out in this Agreement.

NOW, THEREFORE, in consideration of the premises and the mutual promises and conditions hereinafter set forth, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, do hereby agree as follows:

ARTICLE 1.

DEFINITIONS

Unless otherwise specifically provided herein, the following terms shall have the following meanings:

1.1

"Accounting Standards" means with respect to a Party, that such Party shall maintain records and books of accounts in accordance with recognized accounting standards, customarily and consistently applied by such Party.

1.2

"Affiliate" means any Person that controls, is controlled by, or is under common control with another Person. A Person will be regarded as under the control of another Person if the latter Person owns, or directly or indirectly controls, fifty percent (50%) or more of the voting stock or other ownership interest of the former Person, or if the latter Person possesses, directly or indirectly, the power to direct or cause the direction of the management and policies of the former Person or the power to elect or appoint fifty percent (50%) or more of the members of the governing body of the former Person, provided, however, that [*****].

1.3

"Applicable Law" means federal, state, local, national and supra-national laws, statutes, rules, and regulations, including any rules, regulations, regulatory guidelines, or other requirements of the Regulatory Authorities, major national securities exchanges or major securities listing organizations, that may be in effect from time to time during the Term and applicable to a particular activity or country or other jurisdiction hereunder.

1.4	"Background IP" has the meaning set forth in Section 6.1.

1.5	"Breaching Party" has the meaning set forth in Section 12.3.
1.6	"Business Day" means a day other than a Saturday or Sunday on which banking institutions in Tübingen, Germany and Ghent, Belgium are open for business.
1.7

"Calendar Quarter" means each successive period of three (3) calendar months commencing on January 1, April 1, July 1 and October 1, except that the first Calendar Quarter of the Term shall commence on the Effective Date and end on the day immediately prior to the first to occur of January 1, April 1, July 1 or October 1 after the Effective Date, and the last Calendar Quarter shall end on the last day of the Term.

1.8

"Calendar Year" means each successive period of twelve (12) calendar months commencing on January 1 and ending on December 31, except that the first Calendar Year of the Term shall commence on the Effective Date and end on December 31 of the year in which the Effective Date occurs and the last Calendar Year of the Term shall commence on January 1 of the year in which the Term ends and end on the last day of the Term.

1.9

"Clinical Trial" means any Phase I Clinical Trial, Phase II Clinical Trial, or Phase III Clinical Trial or any other clinical trial in human subjects that has been approved by a Regulatory Authority and an institutional review board or ethics committee (if and to the extent necessary).

1.10

"Change of Control" means, with respect to myNEO, (a) a transaction or series of related transactions that result(s) in the sale or other disposition of all or substantially all of myNEO’s assets to a Third Party; or (b) a merger of myNEO with a Third Party or other comparable consolidation with a Third Party in which myNEO is not the surviving corporation or in which, if myNEO is the surviving corporation, the shareholders of myNEO immediately prior to the consummation of such merger or consolidation do not, immediately after consummation of such merger or consolidation, possess, directly or indirectly through one or more intermediaries, a majority of the voting power of all of the surviving entity’s outstanding stock and other securities and the power to elect a majority of the members of myNEO’s board of directors; or (c) a transaction or series of related transactions (which may include a tender offer for myNEO’s stock or the issuance, sale or exchange of stock of myNEO) if the shareholders of myNEO immediately prior to the initial transaction do not, immediately after consummation of such transaction or any of such related transactions, own, directly or indirectly through one or more intermediaries, stock or other securities of the entity that possess a majority of the voting power of all of myNEO’s outstanding stock and other securities and the power to elect a majority of the members of myNEO’s board of directors; provided that Change of Control shall not include a transaction or series of related transactions with respect to an initial public offering (IPO).

1.11

"Combination Product" means any product, in any dosage strength, formulation, or method of administration, that combines at least (a) a Product, and (b) one or more other active ingredients, biologic compounds, consumables, devices, drug delivery technologies, equipment, excipients or raw materials (each, an "Other Product"), whether in fixed dose combination, co-formulated, co-packaged, co-Commercialized or otherwise sold together for one price. For clarity, if a Product comprises one or more additional Targets other than [*****] Targets, this shall not constitute a Combination Product.

1.12

"Commercialization" means any and all activities directed to the preparation for sale of, offering for sale of, or sale of a Product, including activities related to marketing, promoting, distributing, importing and exporting of Products, interacting with Regulatory Authorities regarding any of the foregoing as well as pharmacovigilance and medical affairs functions. For the avoidance of doubt, "Commercialization" shall not include the Manufacture of Products. When used as a verb, to "Commercialize" and "Commercializing" shall mean to engage in Commercialization, and "Commercialized" has a correlative meaning.

1.13

"Commercially Reasonable Efforts" means, with respect to a Party, those efforts, expertise and resources commensurate with efforts, expertise and resources commonly used in the biopharmaceutical industry by a company of comparable size in connection with the development, manufacture and/or commercialization of a comparable pharmaceutical product which is of similar market potential at a similar stage of development or commercialization in light of issues of safety and efficacy, product profile, public health, the competitiveness of the marketplace, the proprietary position of the compound or product, the regulatory structure involved, the profitability of the applicable products, product reimbursement, and other relevant factors such as technical, legal, scientific, or medical factors. Commercially Reasonable Efforts shall be determined on a market-by-market and Indication-byIndication basis for each Product, and it may change over time.

1.14	"Completion" means with respect to a Clinical Trial, the availability of the final study report for such Clinical Trial.
1.15

"Confidential Information" means any Know-How or data provided orally, visually, in writing or in another form by or on behalf of a Party (or an Affiliate or representative of such Party) to the other Party (or to an Affiliate or representative of such other Party) in connection with this Agreement, whether prior to, on, or after the Effective Date, including the terms of this Agreement. Notwithstanding the foregoing, the terms of this Agreement shall be deemed to be the Confidential Information of both Parties, and both Parties shall be deemed to be the receiving Party and the disclosing Party with respect thereto.

1.16

"Control" or "Controlled" means, with respect to any material, information or intellectual property right, that a Party (i) owns such material, information or intellectual property right; or (ii) has a license to or right to use or grant access to such material, information or intellectual property right; in each case of (i) or (ii), without violating the terms of any agreement or other arrangement with a Third Party.

1.17

"Cover", "Covering" or "Covered" means, (i) with respect to a claim of a Patent Right, that such claim would be infringed, absent a license, by the Development, Manufacture or Commercialization of a Product, or (ii) with regard to Know-How, that the use or disclosure of such Know-How without a license would be actionable.

1.18	"CureVac Improvements" has the meaning set forth in Section 6.2.1.
1.19	"CureVac Indemnitees" has the meaning set forth in Section 11.1.
1.20

"CureVac Know-How" means any Know-How that is (a) Controlled by CureVac or any of its Affiliates on the Effective Date or at any time during the Term, and (b) necessary or reasonably useful for the Development, Manufacture or Commercialization of Products in the Field in the Territory.

1.21

"CureVac Patents" means any Patent Right that is (a) Controlled by CureVac or any of its Affiliates on the Effective Date or at any time during the Term, and (b) necessary or reasonably useful for the Development, Manufacture or Commercialization of Products in the Field in the Territory.

1.22	"CureVac Technology" means the CureVac Patents and the CureVac Know-How.
1.23	"Data Protection Law" means any Applicable Laws governing the processing of Personal Data under the Agreement.
1.24	"Default Notice" has the meaning set forth in Section 12.3.
1.25

"Development" means all research, non-clinical, and clinical testing and drug development activities conducted in respect of the Products, including those necessary or reasonably useful or otherwise requested or required by a Regulatory Authority as a condition or in support of obtaining or maintaining Marketing Approvals and to successfully Develop, Manufacture and Commercialize the Products for use in the Field. "Development" shall include technical development to support or enable Manufacturing, delivery system development, mRNA sequence optimization, protein design, nonclinical testing, mechanism of action studies, toxicology, pharmacokinetics, clinical studies, regulatory affairs activities, statistical analysis and report writing, submission of documents, market research, pharmacoeconomic studies, and epidemiological/real world data studies. "Develop" and "Developed" have a correlative meaning.

1.26	"Dispute" has the meaning set forth in Section 14.6.
1.27	"Executive Officers" means, with respect to CureVac, the Chief Business Officer of CureVac, and with respect to myNEO, the Chief Executive Officer of myNEO.
1.28	"Exclusive Option" has the meaning set forth in Section 4.1.1.
1.29	"FDA" means the United States Food and Drug Administration and any successor agency(ies) or authority(ies) having substantially the same function.
1.30

"FFDCA" means the United States Federal Food, Drug, and Cosmetic Act, 21 U.S.C. § 301 et seq., as amended from time to time, together with any rules, regulations and requirements promulgated thereunder (including all additions, supplements, extensions, and modifications thereto).

1.31	[*****].
1.32	"First Research Milestone" has the meaning set forth in Section 8.4.1.
1.33

"FTE" means, with respect to a person, the equivalent of the work of one (1) employee full time for one (1) year (consisting of at least [*****] working hours per year (with no further reductions for vacations and holidays)). Overtime, and work on weekends, holidays and the like will not be counted with any multiplier (e.g., time-and-a-half or double time) toward the number of hours that are used to calculate the FTE contribution. The portion of a FTE billable by myNEO for one (1) individual during a given accounting period shall be determined by dividing the number of hours worked by said individual on the work to be conducted under the Agreement during such accounting period by the number of FTE hours applicable for such accounting period based on [*****] working hours per year. FTE shall include the employees required to execute the R&D Plan. FTE shall not include Project Managers and personnel undertaking or general corporate activities including, by way of example only, investor relations, business development, legal affairs, and any other activities not supporting activities conducted under the R&D Plan.

1.34

"FTE Rate" shall mean, for the period commencing on the Effective Date until such time as the Parties mutually agree otherwise, an annual rate of [*****]. The FTE Rate shall include all fully loaded costs, including costs of salaries (including overtime), benefits, other employee costs, overhead and supporting general and administration allocations. The FTE Rate will be increased for inflation on an annual basis based upon the percentage increase in the European Consumer Price Index, provided that any such increase shall be capped at a maximum of [*****] per Calendar Year.

1.35

"IND" means an application filed with a Regulatory Authority for authorization to commence Clinical Trials, including (a) an Investigational New Drug Application as defined in the FFDCA or any successor application or procedure filed with the FDA, (b) any equivalent of a United States IND in other countries or regulatory jurisdictions, (e.g., a Clinical Trial Application (CTA) in the EU as envisaged in Article 9, paragraph 2, of Directive 2001/20/EC, and (c) all supplements, amendments, variations, extensions and renewals thereof that may be filed with respect to the foregoing.

1.36

"Indication" means a separate and distinct disease or medical condition with a particular organ of origin, histology or genetic subtype that requires a separate Pivotal Trial to achieve Marketing Approval, and that is not a sub-category of patients previously covered by the label for such Product. For clarity, (a) a different line of therapy within a given tumor type or malignancy shall not be deemed a new Indication unless a separate Pivotal Trial in such different line of therapy within a given tumor type or malignancy is required for obtaining a Marketing Approval; (b) a therapy that administers a different combination of therapeutically active ingredients for the same disease, tumor type or malignancy shall not be considered a new Indication (e.g., monotherapy vs. add-on or combination therapy with another agent in the same disease, tumor type or malignancy) unless a separate Pivotal Trial for such therapy with a different combination of therapeutically active ingredients for the same disease, tumor type or malignancy is required for obtaining a Marketing Approval; and (c) subtypes of the same disease or tumor type are not different Indications unless separate Pivotal Trials in the disease or tumor subtypes are required for obtaining a Marketing Approval in each subtype.

1.37	"Indemnified Party" has the meaning set forth in Section 11.3.
1.38	"Indemnification Claim Notice" has the meaning set forth in Section 11.3.
1.39	"Initiate" or "Initiation" means, with respect to a Clinical Trial of a Product, the first dosing (including of placebo) of the first human subject for such Clinical Trial.
1.40	"Joint Research Committee" or "JRC" has the meaning set forth in Section 2.1.
1.41

"Know-How" means all technical, scientific and other information, inventions, discoveries, trade secrets, knowledge, technology, means, methods, processes, practices, formulae, instructions, skills, techniques, procedures, expressed ideas, technical assistance, designs, drawings, assembly procedures, computer programs, apparatuses, specifications, Development data, results, non-clinical, clinical, safety, process and Manufacturing and quality control data and information (including trial designs and protocols), registration dossiers, in each case, solely to the extent confidential and proprietary and in written, electronic or any other form now known or hereafter Developed.

1.42	"Losses" has the meaning set forth in Section 11.1.
1.43

"Manufacture" means all manufacturing operations (including for drug substance, drug product, fill and finish, packaging and labelling) for Products, including all activities related to the preparation and use of master and working cell banks, making, production, processing, purifying, formulating, filling, and finishing, of the finished Product, or any intermediate thereof, pre-clinical, clinical and commercial production, product, stability testing, quality assurance, and quality control. "Manufacturing" has a correlative meaning.

1.44

"Marketing Approval" means any and all approvals (including supplements, amendments, pre- and post-approvals), licenses, registrations or authorizations of any Regulatory Authority that are necessary to market or sell a pharmaceutical product or compound in a country or jurisdiction for one or more uses, including any Pricing Approvals that are legally required to conduct a launch of such product in such country or jurisdiction.

1.45

"Marketing Approval Application" or "MAA" means an application to the appropriate Regulatory Authority for approval to sell any product (but excluding Pricing Approval) in any particular country or regulatory jurisdiction, including any (a) Biologics License Application submitted under Section 351(a) of the PHSA, (b) New Drug Application submitted under Section 505 of the FD&C Act, or (c) substantially similar application or submission filed with a Regulatory Authority in a country or group of countries within the Territory to obtain Marketing Approval to Commercialize such product in that country or in that group of countries.

1.46	"Melanoma" means a tumor of melanin-forming cells, especially a malignant tumor associated with skin cancer.
1.47	"Melanoma [*****] Target List" has the meaning set forth in Section 3.2.
1.48	"myNEO Improvements" has the meaning set forth in Section 6.2.2.
1.49	"myNEO Indemnitees" has the meaning set forth in Section 11.2.
1.50	"myNEO Know-How" means any Know-How that is (a) Controlled by myNEO or any of its Affiliates on the Effective Date or at any time during the Term, and (b) necessary or reasonably useful for performing the R&D Activities under this Agreement or for Developing, Manufacturing or Commercializing Products in the Field in the Territory. Without limiting the generality of the foregoing, a general description of the myNEO Know-How existing as of the Effective Date is listed in Exhibit 1.50.

1.51

"myNEO Patents" means any Patent Right that (a) is Controlled by myNEO or any of its Affiliates on the Effective Date or at any time during the Term, and (b) necessary or reasonably useful for performing the R&D Activities under this Agreement or for Developing, Manufacturing or Commercializing Products in the Field in the Territory. The myNEO Patents existing as of the Effective Date are listed in Exhibit 1.51.

1.52	"myNEO Technology" means the myNEO Patents and the myNEO Know-How.
1.53

"Net Sales" means the gross invoice price of Product sold by CureVac or its Affiliates or sublicensees directly to a Third Party (other than a sublicensee), less the following deductions if and to the extent such deductions to unaffiliated entities are actually allowed and granted:

1.53.1	[*****];

1.53.2 [*****];

1.53.3	[*****];
1.53.4	[*****];
1.53.5	[*****]

1.53.6 [*****].

[*****].

[*****]:

(a)	[*****].

(b)	[*****].
(c)	[*****].
(d)	[*****].
(e)	[*****].
1.54	"Non-Breaching Party" has the meaning set forth in Section 12.3.
1.55	"NSCLC" means non-small cell lung cancer.
1.56	"NSCLC [*****] Target List" has the meaning set forth in Section 3.2.
1.57	"Option Notice" has the meaning set forth in Section 4.1.1.
1.58	"Option Period" has the meaning set forth in Section 4.1.1.
1.59	"Other Foreground IP" has the meaning set forth in Section 6.2.4.
1.60	"Other Product" has the meaning set forth in Section 1.11.
1.61

"Patent Rights" means all patents and patent applications (which shall be deemed to include certificates of invention and applications for certificates of invention), including all divisionals, continuations, substitutions, continuations-in-part, re-examinations, reissues, additions, renewals, revalidations, extensions, registrations, and supplemental protection certificates and the like of any such patents and patent applications, and any and all foreign equivalents of the foregoing.

1.62	"Patient-Specific Vaccines" means an individualized vaccine product [*****].
1.63	"Person" means an individual, sole proprietorship, partnership, limited partnership, limited liability partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture or other similar entity or organization, including a government or political subdivision, department or agency of a government.

1.64	"Personal Data" means any data that constitutes "personal information", "personal data" or a similar term as defined and governed by applicable Data Protection Law.
1.65

"Phase I Clinical Trial" means, in reference to a clinical trial of the Product, (a) a trial that would satisfy the requirements for a Phase 1 study as defined in 21 C.F.R. § 312.21(a) or its foreign equivalent, or (b) a Phase 1 study as defined in the ICH E8 Guideline (or, in either case, any amended or successor regulation or guideline).

1.66

"Phase II Clinical Trial" means, in reference to a clinical trial of the Product, (a) a trial that would satisfy the requirements for a Phase 2 study as defined in 21 C.F.R. § 312.21(b) or its foreign equivalent, or (b) a Phase 2 study as defined in the ICH E8 Guideline (or, in either case, any amended or successor regulation or guideline).

1.67

"Phase III Clinical Trial" or "Pivotal Trial" means, in reference to a clinical trial of the Product, (a) a trial that would satisfy the requirements for a Phase 3 study as defined in 21 C.F.R. § 312.21(c) or its foreign equivalent, (b) a Phase 3 study as defined in the ICH E8 Guideline (or, in either case, any amended or successor regulation or guideline), or (c) is otherwise intended to provide sufficient efficacy data to support the filing of a Marketing Approval Application that the applicable Regulatory Authority has agreed (as evidenced by definitive written correspondence, which may include meeting minutes, email correspondence or other written correspondence but in each case that must include a definitive opinion from such Regulatory Authority) could serve as the basis for a Marketing Approval (which may include an accelerated Marketing Approval) even if such trial is a Phase I Clinical Trial or Phase II Clinical Trial.

1.68

"Pricing Approval" means, with respect to any country where a governmental authority authorizes reimbursement or access, or approves or determines pricing, for pharmaceutical or biologic products, receipt (or, if required to make such authorization, approval of determination effective publication) of such reimbursement or access authorization or pricing approval or determination (as the case may be).

1.69	"Product" shall mean a product or other composition comprising at least one (1) of the [*****] Targets and the CureVac Technology.
1.70	"Project Manager" has the meaning set forth in Section 2.6.
1.71	"R&D Plan" means a written plan for research and development activities to be performed by the Parties during the Research Period. The R&D Plan is attached as Exhibit 1.71 to this Agreement.
1.72	"R&D Activity(ies)" means research and development activities conducted by a Party under this Agreement consistent with the R&D Plan.
1.73	"R&D Milestone Payment" has the meaning set forth in Section 8.4.
1.74	"R&D Project IP" has the meaning set forth in Section 6.2.3.
1.75	"Research Period" has the meaning set forth in Section 2.5.
1.76

"Regulatory Authority" means any applicable supra-national, federal, national, regional, state, provincial, or local governmental or regulatory authority, agency, department, bureau, commission, council, or other entities (e.g., the FDA and EMA) regulating or otherwise exercising authority with respect to activities contemplated in this Agreement.

1.77	"Regulatory Filing" means all applications, filings, submissions, approvals, licenses, registrations, permits, notifications, and authorizations (or waivers) with respect to the testing, Development,

Manufacture, or Commercialization of any pharmaceutical product made to or received from any Regulatory Authority in a given country, including any INDs and MAAs.

1.78	"Sales Milestone Payment" has the meaning set forth in Section 8.5.
1.79	[*****].
1.80	"Selected Candidate" has the meaning set forth in Section 3.3.
1.81	"Target" means any genetic sequence shared across a patient population, together with the protein(s) or peptide(s) derived from the sequence and expressed thereby.
1.82	"Term" has the meaning set forth in Section 12.1.
1.83	"Territory" means the entire world.
1.84	"Third Party" means any Person other than CureVac, myNEO and their respective Affiliates.
1.85	"Third Party Claims" has the meaning set forth in Section 11.1.
1.86

"Third Party CRO Costs" means amounts paid to Third Party contract research organizations, under arm's length arrangements for services or materials provided by them directly in the performance of activities under the applicable R&D Plan, to the extent such services or materials are directly used for the performance of R&D Activities.

1.87	"[*****] Targets" has the meaning set forth in Section 3.2
1.88	"[*****] Target List(s)" has the meaning set forth in Section 3.2.
1.89

"Valid Claim" means a claim of an issued and unexpired patent within the R&D Project IP which has not been revoked or held permanently unenforceable, unpatentable or invalid by a decision of a court or other governmental agency of competent jurisdiction, unappealable or unappealed within the time allowed for appeal, and which has not been found or admitted to be abandoned, disclaimed, denied, invalid or unenforceable through re-examination, reissue or disclaimer or otherwise

1.90

"VAT and Indirect Taxes" shall mean any value added, sales, purchase, turnover or consumption tax as may be applicable in any relevant jurisdiction, including but not limited to value added tax chargeable under legislation implementing Council Directive 2006/112/EC.

ARTICLE 2.

GOVERNANCE

2.1

Joint Research Committee. Within [*****] after the Effective Date, the Parties shall establish a joint research committee (the "Joint Research Committee" or the "JRC"), composed of an equal number of two (2) senior members of each Party, to oversee and guide the strategic direction of the research collaboration of the Parties during the Research Period. The JRC shall act as a joint consultative body, and shall in particular:

2.1.1	approve amendments to the R&D Plan;
2.1.2	discuss and establish the [*****] Target Lists;
2.1.3	discuss and approve the Targets from the [*****] Target Lists to be taken through validation;
2.1.4	review, discuss and approve the selected Target validation experiments;
2.1.5	discuss and approve the initiation of Target discovery or validation in further Indications;
2.1.6	serve as a forum for reviewing and assessing the data and results of the R&D Activities, and make decisions assigned to the JRC herein based thereon; and

2.1.7	perform such other functions as are set forth herein or as the Parties may mutually agree in writing, except where in conflict with any provision of this Agreement;
2.1.8	serve as the first forum for the discussion and, if possible, settlement of disputes or disagreements resulting from or arising out of this Agreement.

2.2 JRC Membership and Meetings.

2.2.1

JRC Members. Each JRC representative shall have appropriate knowledge and expertise and sufficient seniority within the applicable Party to make decisions arising within the scope of the JRC's responsibilities. Each Party may replace its representatives on the JRC upon written notice to the other Party. Each Party shall appoint a co-chairperson of the JRC. The Project Managers shall oversee the preparation and circulation of agendas to JRC members at least [*****] before each JRC meeting and shall direct the preparation of reasonably detailed minutes for each JRC meeting, which shall be approved by the co-chairpersons and circulated to the JRC members within [*****] after each such JRC meeting. The minutes will be considered final after [*****] of no response or of approval.

2.2.2

Meetings. The JRC shall hold meetings at such times as it elects to do so, but in no event less frequently than [*****]. Meetings may be by telephone or video conference or in person. The first JRC meeting shall be held promptly after formation, but in any event no later than within [*****] after the Effective Date. In-person meetings shall be held at locations alternately selected by the Parties. Each Party shall be responsible for all of its own expenses of participating in any JRC meeting. No action taken at any meeting of the JRC shall be effective unless at least one (1) representative of each Party is participating. In addition, upon written notice to the other Party, either Party may request that a special ad hoc meeting of the JRC be convened for the purpose of resolving disputes or for the purpose of reviewing or making decisions pertaining to a material subject-matter, the review or resolution of which cannot be reasonably postponed until the following scheduled JRC meeting. Such ad hoc meeting shall be convened at such time as may be mutually agreed by the Parties, but no later than [*****] following the notification date of request that such meeting be held.

2.2.3

Non-Member Attendance. Each Party may from time to time invite a reasonable number of participants, in addition to its representatives, to attend the JRC meetings in a non-voting capacity; provided that if either Party intends to have any Third Party (including any consultant) attend such a meeting, such Party shall provide reasonable prior written notice to the other Party and obtain the other Party's approval for such Third Party to attend such meeting, which approval shall not be unreasonably withheld or delayed. Such Party shall ensure that such Third Party is bound by written confidentiality and non-use obligations consistent with the terms of this Agreement.

2.3 Decision-Making.

2.3.1

All JRC decisions shall be made by unanimous vote, with each Party's representatives collectively having one (1) vote. If after reasonable discussion and good faith consideration of each Party's view on a particular matter, the representatives of the Parties cannot reach an agreement as to such matter within [*****], then either Party at any time may refer such issue to the Executive Officers for resolution (and each Executive Officer may delegate the resolution of such dispute on its behalf to one of its official, legally qualified delegates).

2.3.2

If the Executive Officers cannot resolve such matter within [*****] after such matter has been referred to them, then CureVac shall have final decision making authority; provided that CureVac may not: (a) unilaterally make material amendments to the R&D Plan which have an adverse impact on myNEO or would oblige myNEO to perform additional obligations under this Agreement or an R&D Plan; or (b) unilaterally alter or amend the terms and conditions of this Agreement, and CureVac shall have no jurisdiction over any dispute relating to the validity, performance, construction or interpretation of this Agreement.

2.4

Limitations on Authority. The JRC shall have only such powers as are expressly assigned to it in this Agreement, and such powers shall be subject to the terms and conditions of this Agreement. Without limiting the generality of the foregoing, the JRC shall not have the power to amend, interpret, or waive compliance with this Agreement, and no JRC decision may be in contravention of any terms or conditions of this Agreement.

2.5

Discontinuation of the JRC. The activities to be performed by the JRC shall solely relate to governance under this Agreement, and are not intended to be or involve the delivery of services. The JRC shall continue to exist until the completion of phase C (Target Validation Phase) in accordance with Section 3.3 and the R&D Plan ("Research Period"). Upon the expiration of the Research Period, the JRC shall automatically dissolve and, thereafter, any exchange of information shall be made through the Project Managers.

2.6

Project Managers. Promptly after the Effective Date, each Party shall appoint an individual who shall be an employee of such Party having appropriate qualification and experience to act as the project manager for such Party (the "Project Manager"). Each Project Manager shall be responsible for coordinating and managing processes and interfacing between the Parties throughout the Term. Each Project Manager shall be permitted to attend JRC meetings as appropriate as non-voting participant, unless the Project Manager is participating in the JRC meetings as a JRC member. The Project Managers shall be the primary contact for the Parties regarding the activities contemplated by this Agreement and shall facilitate communication between the Parties with respect to all such activities hereunder. Each Party may replace its Project Manager with an alternative representative at any time with prior written notice to the other Party. Any Project Manager may designate a substitute to temporarily perform the functions of that Project Manager. Each Party shall bear its own costs of its Project Manager.

ARTICLE 3.

RESEARCH COLLABORATION

3.1	Target Discovery Phase (Phase A). During the Target discovery phase, myNEO shall use the myNEO Technology to analyse [*****] in accordance with the R&D Plan. [*****]
3.2

Target Selection Phase (Phase B). During the Target selection phase, CureVac and myNEO shall closely collaborate to establish a ranking of the most promising [*****] Targets for each, NSCLC and Melanoma ("[*****] Targets") in accordance with the R&D Plan and create a list with the [*****] Targets for each of NSCLC ("NSCLC [*****] Target List") and Melanoma ("Melanoma [*****] Target List"; the NSCLC [*****] Target List and the Melanoma [*****] Target List, each, a "[*****] Target List", and together, the "[*****] Target Lists"). [*****].

3.3

Target Validation Phase (Phase C). During the Target validation phase, for each [*****] Target List, the Parties will validate the [*****] Targets [*****] provided by CureVac in accordance with the R&D Plan. Upon completion of the Target validation activities for a [*****] Target List set forth in the R&D Plan, CureVac shall, with the support of myNEO, select a subset of the most promising validated Targets out of the [*****] Target List for each NSCLC and Melanoma (each, a "Selected Candidate") that are intended for clinical Development. [*****]

3.4

Post Selected Candidate Phase (Phase D). Upon selection of the Selected Candidates, CureVac (a) may select further Targets out of the [*****] Target Lists for NSCLC or Melanoma; or (b) may select Targets out of the [*****] Target Lists for Indications within the Field other than NSCLC and Melanoma. Upon the request of CureVac, myNEO shall assist CureVac with respect to the validation and selection of such additional Targets. Upon such selection, such additional Targets shall become Selected Targets and myNEO will provide CureVac with a full validation report for each such Selected Candidate for the treatment of NSCLC and Melanoma, respectively, including all supportive data and analyses. [*****]. For the avoidance of doubt, any intellectual property rights, including all inventions (whether or not patentable) and Know-How, that are generated, conceived or reduced to practice during any work performed under this Section 3.4 (i.e. during Phase D), and that are not myNEO Improvements, shall be part of the R&D Project IP, and myNEO agrees to assign, and hereby assigns, any such R&D Project IP to CureVac, and CureVac accepts such assignment.

3.5

Subcontracting. Each Party may subcontract any of its R&D Activities under this Agreement to a Third Party, provided that myNEO may only subcontract any of its R&D Activities under this Agreement (a) as provided for in the list of approved subcontractors set forth in Exhibit 3.5 or (b) to a Third Party with the prior written consent of CureVac. Any subcontractor shall be required to enter into appropriate agreements with respect to non-disclosure of Confidential Information and ownership of any intellectual property developed in the course of subcontracted activities that are consistent with the terms and conditions of this Agreement. Each Party shall remain liable to the other Party for any act or omission of its subcontractor.

3.6

Compliance. Each Party shall perform, and shall cause its Affiliates and subcontractors to perform, any and all of its R&D Activities under this Agreement in good scientific manner and in compliance with all Applicable Law.

3.7	Records and Audits.
3.7.1

myNEO shall, and shall ensure that its Affiliates and subcontractors, maintain records in sufficient detail and in good scientific manner appropriate for patent and regulatory purposes, and in compliance with Applicable Law, which shall be complete and accurate and shall properly reflect all work done and results achieved in the performance of its R&D Activities hereunder. Such records shall be retained by myNEO for at least three (3) years after the termination or expiration of this Agreement, or for such longer period as may be required by

Applicable Law. At CureVac's reasonable request and expense, myNEO shall provide copies of the records it has maintained pursuant to this Section 3.7.1 to CureVac. Notwithstanding the foregoing, prior to the deletion or destruction of any records maintained pursuant to this Section 3.7.1 by myNEO, myNEO shall notify CureVac in writing reasonably in advance thereof, and upon CureVac's request, provide such records to CureVac.

3.7.2

CureVac shall have the right, during normal business hours and upon reasonable notice, to inspect and copy all records of myNEO maintained pursuant to Section 3.7.1 to the extent such records are reasonably necessary or useful for the exercise of CureVac's rights granted under this Agreement. For clarity, CureVac shall maintain such records and the information disclosed therein in confidence in accordance with Article 9.

3.7.3

CureVac shall have the right to conduct quality assurance audits and inspections of the sites where R&D Activities are conducted by myNEO at the cost of CureVac. Such quality audits shall be scheduled during normal business hours and not more frequently than [*****].

ARTICLE 4.

CUREVAC OPTION; EXCLUSIVITY

4.1	Exclusive Option.
4.1.1

Exercise of Exclusive Option. myNEO hereby grants to CureVac, and CureVac hereby accepts, two exclusive options to acquire (a) all of myNEO's rights and interest in and to the NSCLC [*****] Target List, including the R&D Project IP for the respective [*****] Targets; and (b) all of myNEO's rights and interest in and to the Melanoma [*****] Target List, including the R&D Project IP for the respective [*****] Targets (each, an "Exclusive Option"). CureVac may exercise an Exclusive Option during a period starting with the Effective Date and ending [*****] following receipt by CureVac of the applicable validation report for all Selected Candidates for NSCLC or for Melanoma, respectively, pursuant to Section 3.3 ("Option Period") by sending a written notice to myNEO ("Option Notice"). For the avoidance of doubt, CureVac may exercise the two Exclusive Options separately for the NSCLC [*****] Target List and the Melanoma [*****] Target List. Conditional upon receipt of the Option Notice from CureVac by myNEO for the NSCLC [*****] Target List and/or the Melanoma [*****] Target List, as applicable, myNEO agrees to assign and transfer to CureVac, and hereby assigns and transfers to CureVac, and CureVac agrees to assume from myNEO, and hereby assumes from myNEO, all of myNEO's rights and interest in and to the respective [*****] Target List(s), including all R&D Project IP for the respective [*****] Targets. Upon the request of CureVac, myNEO shall execute all documents and perform all such other acts that are required by CureVac for the effective assignment and transfer of myNEO's rights and interest in and to the respective [*****] Target List(s) to CureVac, including the respective R&D Project IP. Upon the request of CureVac, myNEO shall provide reasonable assistance to CureVac, at the cost of CureVac (any internal costs of myNEO to be calculated at the FTE Rate), with respect to the filing, prosecution, maintenance, enforcement and defence of Patent Rights Covering the R&D Project IP. In case CureVac does not exercise its Exclusive Option for the NSCLC [*****] Target List or the Melanoma [*****] Target List, respectively, within the respective Option Period, myNEO shall own and retain all rights and interest in and to the R&D Project IP, but excluding, for the avoidance of doubt, CureVac Improvements and Other Foreground IP, and have no further obligations with respect to the respective [*****] Target List towards CureVac under this Agreement.

4.1.2

Exclusivity during Option Period. Subject to Section 4.3, during the Option Period, myNEO and its Affiliates shall not develop, manufacture or commercialize any products targeting one of the [*****] Targets and shall not grant any rights to a Third Party with respect to the development, manufacture or commercialization of products targeting one of the [*****] Targets. For the avoidance of doubt, in case CureVac does not exercise its Exclusive Options within the Option Period, myNEO shall have no further obligations with respect to the respective [*****] Targets towards CureVac under this Agreement.

4.2

Exclusivity. Subject to Section 4.3, for a period commencing on the Effective Date and ending on the earlier of [*****], myNEO and its Affiliates will work exclusively with CureVac on the discovery and validation of shared antigens for NSCLC and Melanoma. For the avoidance of doubt, the exclusivity period under this Section 4.2 will be calculated separately for NSCLC and Melanoma.

4.3	Patient-Specific Vaccines. Nothing in this Agreement shall prevent myNEO from carrying out activities in the field of Patient-Specific Vaccines.

ARTICLE 5.

CLINICAL DEVELOPMENT; MANUFACTURE; COMMERCIALIZATION

5.1

General. CureVac shall have the sole and exclusive right and responsibility, at its expense, for all aspects of the clinical Development, Manufacture and Commercialization of Products in the Field in the Territory.

5.2

Diligence. CureVac will use Commercially Reasonable Efforts to Develop at least [*****] Product for NSCLC and [*****] Product for Melanoma, to file Marketing Approval Applications for such Products, and upon receipt of Marketing Approval(s) for the respective Product(s), Commercialize such Product(s) for NSCLC and/or Melanoma, as applicable, in at least one of the following countries: United States, Germany, France, Italy or Spain.

5.3

Updates. CureVac shall provide to myNEO written reports [*****] until the Completion of the Phase I Clinical Trial, and [*****] thereafter regarding its significant Development and/or Commercialization activities with respect to Products in the Field in the Territory. Each such written report shall summarize CureVac's and its Affiliates' significant Development and/or Commercialization activities that have been conducted since the last reporting date and that are planned for the current year with respect to the Development and/or Commercialization of Products in the Field in the Territory. To the extent legally permissible and commercially reasonable CureVac will also share additional relevant information in connection with R&D Activities until the Completion of the Phase I Clinical Trial prior or concurrent with their publication (e.g. quarterly reports, press releases).

5.4

Support. Upon CureVac's request, myNEO shall reasonably assist CureVac in connection with the preparation and filing of any Regulatory Filings, including by providing any and all documentation, and data reasonably requested by CureVac in support of such Regulatory Filings.

ARTICLE 6.

INTELLECTUAL PROPERTY

6.1

Background Intellectual Property. Ownership of any and all intellectual property rights and Confidential Information, in each case existing as of the Effective Date or generated or acquired by a Party outside of this Agreement ("Background IP"), is not affected by this Agreement, and no Party shall have any claims to or rights in any such Background IP of the other Party or any of its Affiliates, whether by implication, estoppel or otherwise, except as may otherwise be expressly provided in this Agreement.

6.2	Allocation of Foreground Intellectual Property.
6.2.1

CureVac Improvements. CureVac shall own all improvements or modifications to the CureVac Technology and the Background IP of CureVac that are generated, conceived or reduced to practice, solely by or on behalf of either Party or jointly by or on behalf of the Parties under this Agreement ("CureVac Improvements”).

6.2.2

myNEO Improvements. myNEO will own all improvements or modifications to the myNEO Technology that are generated, conceived or reduced to practice, solely by or on behalf of either Party or jointly by or on behalf of the Parties under this Agreement ("myNEO Improvements”).

6.2.3

R&D Project Intellectual Property. Subject to Section 4.1 and Section 6.2.1, myNEO will own all intellectual property rights, including all inventions, whether or not patentable, and Know-How that are generated, conceived or reduced to practice, solely by myNEO or by Third Parties on behalf of myNEO or jointly by or on behalf of the Parties under this Agreement during the Research Period, including any intellectual property rights to the [*****] Targets ("R&D Project IP").

6.2.4	Other Foreground Intellectual Property. Subject to Section 6.2.1 and Section 6.2.2, CureVac will own all intellectual property rights, including all inventions, whether or not patentable, and

Know-How that are generated, conceived or reduced to practice (a) during the Research Period, solely by CureVac, its Affiliates or by Third Parties on behalf of CureVac under this Agreement (but excluding, for the avoidance of doubt, subcontractors of myNEO); or (b) after the Research Period, solely by or on behalf of either Party or jointly by or on behalf of the Parties under this Agreement ("Other Foreground IP").

6.2.5

Assignment. Each Party will assign to the other Party, and hereby assigns to the other Party, all right, title and interest in all such intellectual property rights that will be owned by the other Party pursuant to this Section 6.2.

6.3	License Grants to CureVac. myNEO hereby grants to CureVac, and CureVac hereby accepts from myNEO:
6.3.1

a non-exclusive, royalty-free, non-assignable, sublicensable, worldwide license, under the myNEO Technology, the myNEO Improvements and the R&D Project IP to the extent required to perform the R&D Activities allocated to CureVac under this Agreement during the Research Period; and

6.3.2

upon exercise of the Exclusive Option by CureVac, a non-exclusive, fully paid-up, royalty-free license, with the right to grant sublicenses in multiple tiers, under the myNEO Technology (including the myNEO Improvements) to the extent necessary or useful to exploit the acquired R&D Project IP in the Field in the Territory, including for the Development, Manufacture or Commercialization of Products in the Field in the Territory.

6.4	License Grants to myNEO. CureVac hereby grants to myNEO, and myNEO hereby accepts from CureVac:
6.4.1

a non-exclusive, royalty-free license, under the CureVac Technology (including the CureVac Improvements) to perform the R&D Activities allocated to myNEO under this Agreement during the Research Period; and

6.4.2

upon exercise of the Exclusive Option by CureVac, a fully-paid up, non-exclusive, royalty-free, worldwide and perpetual license, with the right to grant sublicenses in multiple tiers, under the Patent Rights within the R&D Project IP (but, for the avoidance of doubt, not the Background IP of CureVac) to make, use or sell the [*****] Targets in the field of Patient-Specific Vaccines, including for commercial purposes.

6.5

No Implied Licenses. Neither Party grants to the other Party any rights or licenses in or to any intellectual property, whether by implication, estoppel, or otherwise, other than the rights and licenses that are expressly granted under this Agreement.

ARTICLE 7.

PATENTING

7.1

CureVac shall have the sole right, but not the obligation, to prepare, file, prosecute and maintain Patent Rights for (a) CureVac Improvements and Other Foreground IP, and (b) upon exercise of the Exclusive Option by CureVac, the acquired R&D Project IP, in each case of (a) and (b) at CureVac’s sole cost and expense. CureVac shall have the sole right, but not the obligation, to enforce and defend worldwide under its control, at its own expense, such Patent Rights.

7.2

myNEO shall have the sole right, but not the obligation, to prepare, file, prosecute and maintain Patent Rights for myNEO Improvements worldwide, at myNEO’s sole cost and expense. myNEO shall have the sole right, but not the obligation, to enforce and defend worldwide under its control, at its own expense, such Patent Rights.

ARTICLE 8.

PAYMENTS

8.1

Technology Access Fee. In partial consideration of the rights granted to CureVac under this Agreement, within [*****] after the Effective Date and receipt of an invoice from myNEO by CureVac, CureVac shall pay to myNEO a one-time, non-refundable, non-creditable upfront payment of one hundred thirty-eight thousand Euro (EUR 138,000).

8.2

Reimbursement of R&D Costs. CureVac will compensate myNEO for certain costs incurred in the performance of R&D Activities during the Research Period in accordance with Section 3.3 and Section 3.4. CureVac shall make payments to myNEO within [*****] after receipt of an invoice from myNEO, with supportive documentation reasonably detailing the composition of the reimbursable cost (with FTE calculated at the FTE Rate).

8.3

Option Exercise Fee. On an Exclusive Option-by-Exclusive Option basis, in consideration for the assignment and transfer of rights under Section 4.1, CureVac shall pay to myNEO an option exercise fee in the amount of one hundred and fifty thousand Euros (EUR 150,000) per Exclusive Option (i.e. a maximum amount of three hundred thousand Euros (EUR 300,000) in case CureVac exercises both Exclusive Options) within [*****] following the receipt of the Option Notice for the NSCLC [*****] Target List or the Melanoma [*****] Target List, as applicable, by myNEO and receipt of an invoice with the respective amount by CureVac from myNEO.

8.4

R&D Milestone Payments. In consideration for the rights granted to CureVac under this Agreement, CureVac shall pay to myNEO the one-time, non-refundable, non-creditable research milestone payments set forth in this Section 8.4 (each a "R&D Milestone Payment").

8.4.1

R&D Milestones Payments for NSCLC and Melanoma. With respect to NSCLC and Melanoma, CureVac shall pay to myNEO the following one-time, non-refundable, noncreditable R&D Milestone Payments upon the first occurrence of the applicable milestone event with respect to any Product for NSCLC or Melanoma, as applicable.

Milestone event	R&D Milestone Payment for Melanoma	R&D Milestone Payment for NSCLC
[*****]	[*****]	[*****]
[*****]	[*****]	[*****]
[*****]	[*****]	[*****]

Milestone event	R&D Milestone Payment for Melanoma	R&D Milestone Payment for NSCLC
[*****]	[*****]	[*****]
[*****]	[*****]	[*****]
[*****]	[*****]	[*****]
[*****]	[*****]	[*****]
[*****]	[*****]	[*****]

Each R&D Milestone Payment shall be made upon the first occurrence of the applicable milestone event in Melanoma and NSCLC, as applicable, and shall be paid only once per Indication, irrespective of the number of Products achieving such milestone event.

8.4.2

R&D Milestones Payments for Other Indications. With respect to Indications other than Melanoma and NSCLC, on a [*****] Target List-by-[*****] Target List basis, CureVac shall pay to myNEO the following one-time, non-refundable, non-creditable R&D Milestone Payments upon the first occurrence of the applicable milestone event with respect to a Product for the first [*****] Indications other than Melanoma and NSCLC.

Milestone event	R&D Milestone Payment
[*****]	[*****]
[*****]	[*****]

Each R&D Milestone Payment shall be made upon the first occurrence of the applicable milestone event in the first [*****] Indications other than Melanoma and NSCLC per [*****] Target List, and shall be paid only once per Indication per [*****] Target List, irrespective of the number of Products achieving such milestone event. For the avoidance of doubt, for each of the two [*****] Target Lists, the R&D Milestone Payments set out in the table above, shall apply to the first [*****] Indications other than Melanoma and NSCLC for which a Product is Developed under this Agreement.

8.4.3

Payment Terms. CureVac shall notify myNEO in writing of the achievement of any of the milestone events under Section 8.4 within [*****] upon achievement. CureVac shall pay any R&D Milestone Payments within [*****] upon receipt of an invoice with the corresponding amount from myNEO.

8.5

Sales Milestone Payments. In consideration for the rights granted to CureVac under this Agreement, CureVac shall pay to myNEO each of the non-refundable, non-creditable milestone payments set forth in this Section 8.5 (each a "Sales Milestone Payment").

8.5.1

Sales Milestones Payments for NSCLC and Melanoma. On an Indication-by-Indication basis, with respect to NSCLC and Melanoma, CureVac shall pay to myNEO the following one-time, non-refundable, non-creditable Sales Milestone Payments for the Calendar Year in which aggregated annual Net Sales in the Territory of all Products for NSCLC or Melanoma, as applicable, exceed for the first time the thresholds set forth below.

Milestone event	Sales Milestone Payment for Melanoma	Sales Milestone Payment for NSCLC
[*****]	[*****]	[*****]
[*****]	[*****]	[*****]
[*****]	[*****]	[*****]

Each R&D Milestone Payment shall be made upon the first occurrence of the applicable milestone event in Melanoma and NSCLC, as applicable, and shall be paid only once per Indication.

8.5.2

Sales Milestones Payments for Other Indications. With respect to Indications other than NSCLC and Melanoma, on a [*****] Target List-by-[*****] Target List basis, CureVac shall pay to myNEO the following one-time, non-refundable, non-creditable Sales Milestone Payments for the Calendar Year in which aggregated annual Net Sales in the Territory of all Products the first [*****] Indications other than Melanoma and NSCLC exceed for the first time the thresholds set forth below.

Milestone event	Sales Milestone Payment
[*****]	[*****]
[*****]	[*****]

For the avoidance of doubt, for each of the two [*****] Target Lists, the Sales Milestone Payments set out in the table above, shall apply to the first [*****] Indications other than Melanoma and NSCLC for which a Product is Developed under this Agreement per [*****] Target List. On a [*****] Target List-by-[*****] Target List basis, for each [*****] Target List, each Sales Milestone Payment shall be made upon the first occurrence of the applicable milestone event in the first [*****] Indications other than Melanoma and NSCLC.

8.5.3

Payment Terms. CureVac shall notify myNEO in writing of the achievement of any of the milestone events under Section 8.5 within [*****] days upon achievement. CureVac shall pay any Sales Milestone Payments within [*****] upon receipt of an invoice with the corresponding amount from myNEO.

8.6 Royalties.

8.6.1	Royalty Rates. As further consideration for the rights and licenses granted by myNEO to CureVac under this Agreement, CureVac shall pay royalties to myNEO in the amounts set forth below:
(a)

CureVac shall pay to myNEO royalties at a royalty rate of [*****] on annual Net Sales in the Territory of (i) the first product launched for NSCLC, and (ii) the first product launched for Melanoma. For purposes of this Section 8.6.1(a), "first product" means the first Product to obtain a Marketing Approval for a given Indication with a determined set of Targets, each targeted by a determined construct and a determined formulation. For the avoidance of doubt, a subsequent Product for the same Indication with either a change in the set of Targets, their respective constructs or the formulation, that requires a separate Pivotal Trial, does not qualify as “first product” under this Section 8.6.1(a).

(b)

For each of the two [*****] Target Lists, CureVac shall pay to myNEO royalties at a royalty rate of [*****] on annual Net Sales in the Territory of the first [*****] Products launched in Indications other than NSCLC and Melanoma.

8.6.2

Royalty Term. On a country-by-country and Product-by-Product basis, CureVac's royalty obligations as set forth in this Section 8.6 shall begin with the First Commercial Sale of such Product in such country, and shall expire upon the earlier to occur of: (a) the expiry of the last to expire Valid Claim Covering such Product in such country; or (b) ten (10) years following the First Commercial Sale of such Product in such country (the "Royalty Term").

8.6.3

Royalty Payments. Within [*****] after the end of each Calendar Quarter in which any Net Sales occur, CureVac shall calculate the royalty payments owed to myNEO and shall pay to myNEO the amount owed to myNEO. All royalty payments shall be computed by converting the Net Sales in each country in the Territory into the currency of Euro, using the monthly exchange rates as customarily used by CureVac.

8.6.4

Reports. Each royalty payment shall be accompanied by a written report describing the Net Sales of each Product sold by or on behalf of CureVac, its Affiliates and sublicensees during the applicable Calendar Quarter for each country in which sales of such Product occurred, specifying: (i) the gross sales (if available) and Net Sales of such Product in each country's currency, including an accounting of deductions taken in the calculation of Net Sales; (ii) the applicable exchange rate to convert from each country's currency to Euro; and (iii) the royalties payable in Euro. All costs and expenses invoiced by CureVac shall be accompanied by a detailed breakdown of those costs and expenses, together with the applicable exchange rate to convert from the currency in which the costs and expenses were incurred to Euro.

8.6.5

Audits. During the Royalty Term and for [*****] thereafter, and not more than once in each Calendar Year, CureVac shall permit, and shall cause its Affiliates or sublicensees to permit, an independent auditor to have access to and to review, during normal business hours upon reasonable prior written notice, the applicable records of CureVac and its Affiliates or sublicensees to verify the accuracy of the royalty reports and payments under this Section 8.6. Such review may cover the records for sales of such Products made in any Calendar Year ending not more than [*****] prior to the date of such request (unless CureVac’s internal company procedures for its Affiliates or the internal company procedures of the sublicensees require a shorter period). The auditor shall disclose to myNEO and CureVac only whether the royalty reports are correct or incorrect and the specific details concerning any discrepancies. No other information shall be provided to myNEO.

If the auditor concludes that:

(a)	an overpayment was made, such overpayment shall be fully creditable against amounts payable in subsequent payment periods or, at CureVac’s request, shall be promptly reimbursed to CureVac.
(b)

additional royalties were owed during such period, and CureVac agrees with such calculation, CureVac shall pay the additional undisputed royalties and corresponding interests within [*****] after the date myNEO delivers to CureVac the auditor’s written report.

In the latter case (b), if CureVac disagrees with the auditor’s calculation, it may retain its own independent auditor to conduct a review, and:

(a)

if CureVac’s auditor concurs with the first auditor, CureVac shall make the required payment within [*****] after the date CureVac receives the report of its auditor and a corresponding invoice from myNEO.

(b)	if CureVac’s auditor does not concur, CureVac and myNEO shall meet and negotiate in good faith a resolution of the discrepancies between the two audits.

myNEO shall pay for the cost of any audit, unless CureVac has underpaid myNEO by the greater of (i) [*****] (ii) [*****], in which case CureVac shall pay for the costs of the audit. Each Party shall treat all information that it receives under this Section 8.6.5 in accordance with the confidentiality provisions of Article 9 of this Agreement, and shall cause its auditor to enter into an confidentiality agreement consistent with Article 9.

8.7 Payment Terms.

8.7.1

Invoices and Account. All payments by CureVac to myNEO shall be made by wire transfer payment in Euro and shall be remitted to the following bank account: [*****]. All invoices should include the following information: Invoice Date, Number and Amount; Sender's Address, and Phone Number; Purchase Order Number; Tax Identification Number; and Agreement Reference No (if applicable). Unless specifically indicated otherwise in this Agreement, payments by CureVac to myNEO shall be made within thirty [*****] following the receipt of the invoice.

8.7.2

Disputes. If any sum payable by CureVac under this Agreement is subject to a good faith dispute between CureVac and myNEO: (i) CureVac shall pay to myNEO, by the due date, all amounts not disputed in good faith by CureVac; (ii) CureVac shall notify myNEO, within [*****] calendar days after the due date, of any disputed amounts and shall, as soon as reasonably practicable after it has provided that notification, describe in reasonable detail its reasons for disputing each amount; and (iii) the Parties shall seek to resolve the dispute in accordance with Section 14.6. When any dispute regarding the amounts payable under this Agreement is resolved, CureVac shall pay any sum which is agreed or determined (in accordance with Section 14.6) to be payable by CureVac within [*****] after the date of resolution of that dispute (or such other period as is agreed between the Parties or determined by arbitration pursuant to Section 14.6), plus interest thereon at the interest rate set forth in Section 8.7.3 from the time such payment was due.

8.7.3

Late Payments. Any undisputed payments not paid within [*****] after the due date under this Agreement shall bear interest at an annual rate of [*****] above the three-month-EURIBOR rate of the respective currency for the time period in which such amount is outstanding, as disclosed from time to time by the European Central Bank which applied on the due date. Calculation of interest will be made for the exact number of days in the interest period based on a year of 360 days (actual/360).

8.8 Taxes.

8.8.1	Income Taxes. Each Party shall be responsible for its own income taxes assessed by a tax or other authority except as otherwise set forth in this Agreement.
8.8.2

Royalties. myNEO shall be responsible for the payment of any and all taxes levied on account of the royalties and other payments paid to myNEO by CureVac or its Affiliates or sublicensees under this Agreement.

8.8.3

Withholding Taxes. If any taxes are required to be withheld under Applicable Laws, from any payment to be made by CureVac to myNEO under this Agreement, such withholding taxes shall be borne by myNEO. The invoiced Royalty Payments are therefore gross amounts. CureVac shall (a) deduct such taxes and interests and penalties assessed thereon from the payment to be made to myNEO, (b) timely pay the taxes to the proper taxing authority, and (c) send proof of payment to myNEO with an explanation of payment of such taxes within [*****] following such payment. For purposes of this Section 8.8.3, each Party shall provide the other with reasonably requested assistance which assistance includes provision of any tax forms and other information that may be reasonably necessary for CureVac or myNEO not to withhold tax.

8.8.4

VAT. All payments due to the terms of this Agreement are expressed to be exclusive of VAT and Indirect Taxes. VAT and Indirect Taxes shall be added to the payments due to the terms if legally applicable. The Parties agree that the services rendered under this agreement are subject to the reverse charge mechanism and thus, myNEO will issue invoices net of any VAT with reference "reverse charge" including its own VATID and the VATID of CureVac.

ARTICLE 9.

CONFIDENTIALITY AND NON-DISCLOSURE

9.1

Confidentiality Obligations. At all times during the Term and for a period of [*****] following termination or expiration hereof in its entirety (and, with respect to Confidential Information that constitutes a trade secret under Applicable Law, additionally for so long as such Confidential Information constitutes a trade secret), each Party shall, and shall cause its officers, directors, employees and agents to, keep confidential and not publish or otherwise disclose to a Third Party and not use, directly or indirectly, for any purpose, any Confidential Information furnished or otherwise made known to it, directly or indirectly, by the other Party, except to the extent such disclosure or use is expressly permitted by the terms of this Agreement, or the exercise of rights expressly granted to such Party  under this Agreement. Notwithstanding the foregoing, to the extent the receiving Party can demonstrate by documentation or other competent proof, the confidentiality and non-use obligations under this Section 9.1 with respect to any Confidential Information shall not include any information that:

9.1.1

has been published by a Third Party or otherwise is or hereafter becomes part of the public domain by public use, publication, general knowledge or the like through no wrongful act, fault or negligence on the part of the receiving Party;

9.1.2

have been in the receiving Party's possession prior to disclosure by the disclosing Party, to the extent the receiving Party has the right to use or disclose such information without violating obligations of confidentiality to Third Parties;

9.1.3

is subsequently received by the receiving Party from a Third Party, to the extent the receiving Party has the right to use or disclose such information without breach of any agreement with such Third Party;

9.1.4	that is published or otherwise generally made available to Third Parties by the disclosing Party without restriction on disclosure; or
9.1.5	have been independently developed by or for the receiving Party without use of, the disclosing Party's Confidential Information.

Specific aspects or details of Confidential Information shall not be deemed to be within the public domain or in the possession of the receiving Party merely because the Confidential Information is embraced by more general information in the public domain or in the possession of the receiving Party. Further, any combination of Confidential Information shall not be considered in the public domain or in the possession of the receiving Party merely because individual elements of such Confidential Information are in the public domain or in the possession of the receiving Party unless the combination is in the public domain or in the possession of the receiving Party.

9.2	Permitted Disclosures. Each Party may disclose Confidential Information furnished or otherwise made known to it, directly or indirectly, by the other Party to the extent that such disclosure is:
9.2.1

in the reasonable opinion of the receiving Party's legal counsel, required to be disclosed pursuant to law, regulation or a valid order of a court of competent jurisdiction or other supranational, federal, national, regional, state, provincial and local governmental body of competent jurisdiction, (including by reason of filing with securities regulators, but subject to Section 9.3); provided that the receiving Party shall first have given prompt written notice (and to the extent possible, at least [*****]' notice) to the disclosing Party and (other than with regard to disclosures to comply with applicable securities law, which disclosures are covered in Section 9.3 below) give the disclosing Party a reasonable opportunity to take whatever action it deems necessary to protect its Confidential Information (for example, quash such order or to obtain a protective order or confidential treatment requiring that the Confidential Information and documents that are the subject of such order be held in confidence by such court or governmental body or, if disclosed, be used only for the purposes for which the order was issued). In the event that no such protective order or other remedy is obtained, or the disclosing Party waives compliance with the terms of this Agreement, the receiving Party shall furnish only that portion of Confidential Information which the receiving Party is advised by counsel is legally required to be disclosed;

9.2.2

made by or on behalf of the receiving Party to the Regulatory Authorities as required in connection with any filing, application or request for Marketing Approval in accordance with the terms of this Agreement; provided that reasonable measures shall be taken to assure confidential treatment of such Confidential Information to the extent practicable and consistent with Applicable Law;

9.2.3

made by or on behalf of the receiving Party to a patent authority as may be reasonably necessary or useful for purposes of preparing, obtaining, defending or enforcing a Patent Right in accordance with the terms of this Agreement; provided that reasonable measures shall be taken to assure confidential treatment of such Confidential Information, to the extent such protection is available;

9.2.4

made by or on behalf of the receiving Party to its or its Affiliates' officers, directors, employees, consultants, advisors, contractors, subcontractors, in each case, as reasonably necessary or useful to perform its obligations or to exercise its rights under this Agreement, and who are subject to obligations of confidentiality and non-use with respect to such Confidential Information no less stringent than the obligations of confidentiality and non-use of the receiving Party pursuant to this Article 9; provided, however, that each Party shall remain responsible for any failure by any of the foregoing Persons to treat such Confidential Information as required under this Article 9 as if such Persons were parties directly bound to the requirements of this Article 9; or

9.2.5

made by the receiving Party or its Affiliates to (a) potential or actual investors, licensees, sublicensees, assignees or acquirers as may be necessary in connection with their evaluation of such potential or actual investment, license, sublicense, assignment, or acquisition, as applicable, and (b) licensors, licensees or sublicensees, to the extent necessary to comply with its obligations to such licensors, licensees or sublicensees, as applicable; provided that in each case of (a) and (b), (x) such Persons shall be subject to obligations of confidentiality and non-use with respect to such Confidential Information substantially similar to the obligations of confidentiality and non-use of the receiving Party pursuant to this Article 9, and (y) each Party shall remain responsible for any failure by any of the foregoing Persons to treat such Confidential Information as required under this Article 9 as if such Persons were parties directly bound to the requirements of this Article 9.

9.3Public Announcements.

9.3.1

The Parties shall issue a joint press release at a time determined by CureVac, but in any case within [*****] after the Effective Date. Each Party shall be allowed to make and publish translations of the joint press release agreed by the Parties in any language (such as, but not limited to, Dutch, French or German).The Parties agree that any description of their cooperation (for instance, as a partnership) in the joint press release shall be purely for commercial or practical purpose and shall not (legally) prejudice, alter, infringe or render void Article 14.13.

9.3.2

Thereafter, except as otherwise expressly permitted in this Agreement, and except as may be required by Applicable Law, including the listing standards or agreements of any national or international securities exchange, neither Party shall issue any press release or public statement disclosing information relating to this Agreement or the transactions contemplated hereby or the terms hereof without the prior written consent of the other Party, not to be unreasonably withheld, conditioned, or delayed. Each Party may repeat any information relating to this Agreement that has already been publicly disclosed in accordance with this Section 9.3, provided such information continues as of such time to be accurate.

9.4

Publications. Upon exercise of the Exclusive Option, CureVac may publish data or results in relation to (and within the scope of) the acquired R&D Project IP, as generated in the performance of R&D Activities under this Agreement without the prior consent of myNEO, provided that (a) CureVac shall acknowledge myNEO’s contributions; (b) CureVac shall notify myNEO in advance of any intended publication containing data resulting from the R&D Activities, and (c) myNEO may request to review such draft publication and the removal of any myNEO Confidential Information from such publication. In case myNEO would like to publish any data or results generated in the performance of the R&D Activities under this Agreement, it shall provide to CureVac a draft publication, and obtain CureVac's consent prior to such publication.  For the avoidance of doubt, CureVac will not be limited in any way to publish data or results in relation to (or within the scope of) the Other Foreground IP.

9.5

Return of Confidential Information. Upon the effective date of expiration or termination of this Agreement for any reason, either Party may request in writing, and the other Party shall, with respect to Confidential Information to which such first Party does not retain rights under the surviving provisions of this Agreement: either (a) as soon as reasonably practicable, destroy all copies of such Confidential Information in the possession of the other Party and confirm such destruction in writing to the requesting Party; or (b) as soon as reasonably practicable, deliver to the requesting Party, at the other Party's expense, all copies of such Confidential Information in the possession of the other Party; provided that the other Party shall be permitted to retain one (1) copy of such Confidential Information for the sole purpose of performing any continuing obligations hereunder, as required by Applicable Law, or for archival purposes. Notwithstanding the foregoing, such other Party also shall be permitted to retain such additional copies of or any computer records or files containing such Confidential Information that have been created solely by such Party's automatic archiving and back-up procedures, to the extent created and retained in a manner consistent with such other Party's standard archiving and back-up procedures, but not for any other use or purpose.

9.6

Prior Confidentiality. Any Know-How disclosed by a Party or its Affiliate to the other Party or its Affiliate prior to the Effective Date under that certain Confidential Disclosure Agreement between the Parties dated [*****] shall be deemed to have been disclosed solely under this Agreement, and governed solely by the provisions of this Article 9.

9.7	Survival. All Confidential Information shall continue to be subject to the terms of this Agreement for the period set forth in Section 9.1.

ARTICLE 10.

REPRESENTATIONS, WARRANTIES AND COVENANTS

10.1	Mutual Representations and Warranties. CureVac and myNEO each represents and warrants to the other, as of the Effective Date, and covenants, as follows:
10.1.1

Organization. It is duly organized, validly existing, and in good standing under the laws of the jurisdiction of its organization, and has all requisite power and authority, corporate or otherwise, to execute, deliver, and perform its obligations under this Agreement.

10.1.2

Authorization. The execution and delivery of this Agreement and the performance by it of its obligations hereunder have been duly authorized by all necessary corporate action, and do not violate (a) such Party's charter documents, bylaws, or other organizational documents, (b) in any material respect, any agreement, instrument, or contractual obligation to which such Party is bound, (c) any requirement of any Applicable Law existing as of the Effective Date and applicable to such Party, or (d) any order, writ, judgment, injunction, decree, determination, or award of any court or governmental agency in effect as of the Effective Date and applicable to such Party.

10.1.3

Binding Agreement. This Agreement is a legal, valid, and binding obligation of such Party enforceable against it in accordance with its terms and conditions, subject to the effects of bankruptcy, insolvency, or other laws of general application affecting the enforcement of creditor rights, judicial principles affecting the availability of specific performance, and general principles of equity (whether enforceability is considered a proceeding at law or equity).

10.1.4	No Inconsistent Obligation. It is not under any obligation, contractual or otherwise, to any Person that conflicts with or is inconsistent in any material respect with the terms of this Agreement.
10.2	Additional Representations and Warranties of myNEO. myNEO represents and warrants to CureVac as at the Effective Date that:
10.2.1	it is the sole and exclusive owner of the Patent Rights listed in Exhibit 1.51 or otherwise Controls such Patent Rights;
10.2.2	it has the full right, power and authority to grant the rights and licenses it purports to grant hereunder;
10.2.3	neither myNEO nor any of its Affiliates has granted any Third Party any rights or licenses that would interfere or be inconsistent with CureVac's rights and licenses hereunder;
10.2.4

myNEO has received no written notice of or any written demand relating to any threatened or pending litigation, and no other matters are within myNEO's knowledge, which would reasonably lead it to believe that CureVac's exercise of any rights purported to be granted by myNEO under this Agreement will infringe any Patent Rights or infringe or misappropriate any other intellectual property right of any Third Party;

10.2.5

there is no currently pending administrative proceedings or litigation and no administrative proceedings or litigation seeking to invalidate or otherwise challenge any myNEO Patent Right(s) has been threatened in writing;

10.2.6

myNEO has not given any written notice to any Third Party asserting infringement by such Third Party of any of the myNEO Technology and, to myNEO's knowledge, there is no unauthorized use, infringement or misappropriation of the myNEO Technology; and

10.2.7	the myNEO Technology is free and clear of all encumbrances, security interests, options, and charges of any kind.
10.3

DISCLAIMER OF WARRANTIES. EXCEPT FOR THE EXPRESS WARRANTIES SET FORTH HEREIN, NEITHER PARTY MAKES ANY REPRESENTATIONS OR GRANTS ANY WARRANTIES, EXPRESS OR IMPLIED, EITHER IN FACT OR BY OPERATION OF LAW, BY STATUTE OR OTHERWISE, AND EACH PARTY SPECIFICALLY DISCLAIMS ANY OTHER WARRANTIES, WHETHER WRITTEN OR ORAL, OR EXPRESS OR IMPLIED, INCLUDING ANY WARRANTY OF QUALITY, MERCHANTABILITY, OR FITNESS FOR A PARTICULAR USE OR PURPOSE OR ANY WARRANTY AS TO THE VALIDITY OF ANY PATENT RIGHTS OR THE NON-INFRINGEMENT OF ANY INTELLECTUAL PROPERTY RIGHTS OF THIRD PARTIES.

ARTICLE 11.

INDEMNITY

11.1

Indemnification of CureVac. myNEO shall indemnify CureVac, its Affiliates and its and their respective directors, officers, employees, and agents (the "CureVac Indemnitees") and defend and save each of them harmless, from and against any and all losses, damages, liabilities, penalties, costs, and expenses (including reasonable attorneys' fees and expenses) (collectively, "Losses") in connection with any and all suits, investigations, claims, or demands of Third Parties (collectively, "Third Party Claims") incurred by or rendered against the CureVac Indemnitees arising from or occurring as a result of:

11.1.1	the breach by myNEO or its Affiliates of this Agreement;
11.1.2

the negligence conduct or wilful misconduct on the part of myNEO, its Affiliates or subcontractors or their respective directors, officers, employees, and agents in performing its or their obligations under this Agreement; and

11.1.3

any claim by a Third Party that the myNEO Technology, the use of the myNEO Technology under this Agreement or any other support or service provided by myNEO under this Agreement infringes Third Party rights.

except in the case of clauses 11.1.1, 11.1.2 and 11.1.3, for those Losses that result from actions, conduct or claims for which CureVac, in whole or in part, has an obligation to indemnify myNEO pursuant to Section 11.2 hereof, as to which Losses each Party shall indemnify the other to the extent of their respective liability for such Losses.

11.2

Indemnification of myNEO. CureVac shall indemnify myNEO, its Affiliates and its and their respective directors, officers, employees, and agents (the "myNEO Indemnitees"), and defend and save each of them harmless, from and against any and all Losses in connection with any and all Third Party Claims incurred by or rendered against the myNEO Indemnitees arising from or occurring as a result of:

11.2.1	the breach by CureVac or its Affiliates of this Agreement; or
11.2.2

the negligence conduct or wilful misconduct on the part of CureVac, its Affiliates or subcontractors or its or their respective directors, officers, employees, and agents in performing its obligations under this Agreement.

except, in the case of clauses 11.2.1 and 11.2.2 for those Losses that result from actions, conduct, or claims for which myNEO, in whole or in part, has an obligation to indemnify CureVac pursuant to Section 11.1 hereof, as to which Losses each Party shall indemnify the other to the extent of their respective liability for the Losses.

11.3

Notice of Claim. All indemnification claims in respect of a Party, its Affiliates, or their respective directors, officers, employees and agents shall be made solely by such Party to this Agreement (the "Indemnified Party"). The Indemnified Party shall give the indemnifying Party prompt written notice (an "Indemnification Claim Notice") of any Losses or discovery of fact upon which such Indemnified Party intends to base a request for indemnification under this Article 11, but in no event shall the indemnifying Party be liable for any Losses that result from any delay in providing such notice. Each Indemnification Claim Notice must contain a description of the claim and the nature and amount of such Loss (to the extent that the nature and amount of such Loss is known at such time). The Indemnified Party shall furnish promptly to the indemnifying Party copies of all papers and official documents received in respect of any Losses and Third Party Claims.

11.4	Control of Defense.
11.4.1

In General. At its option, the indemnifying Party may assume the defense of any Third Party Claim by giving written notice to the Indemnified Party within [*****] after the indemnifying Party's receipt of an Indemnification Claim Notice. The assumption of the defense of a Third Party Claim by the indemnifying Party shall not be construed as an acknowledgment that the indemnifying Party is liable to indemnify the Indemnified Party in respect of the Third Party Claim, nor shall it constitute a waiver by the indemnifying Party of any defenses it may assert against the Indemnified Party's claim for indemnification. Upon assuming the defense of a Third Party Claim, the indemnifying Party may appoint as lead counsel in the defense of the Third Party Claim any legal counsel selected by the indemnifying Party which shall be reasonably acceptable to the Indemnified Party. In the event the indemnifying Party assumes the defense of a Third Party Claim, the Indemnified Party shall immediately deliver to the indemnifying Party all original notices and documents (including court papers) received by the Indemnified Party in connection with the Third Party Claim. Should the indemnifying Party assume the defense of a Third Party Claim, except as provided in Section 11.4.2, the indemnifying Party shall not be liable to the Indemnified Party for any legal expenses subsequently incurred by such Indemnified Party in connection with the analysis, defense or settlement of the Third Party Claim unless specifically requested in writing by the indemnifying Party. In the event that it is ultimately determined that the indemnifying Party is not obligated to indemnify, defend or hold harmless the Indemnified Party from and against the Third Party Claim, the Indemnified Party shall reimburse the indemnifying Party for any Losses incurred by the indemnifying Party in its defense of the Third Party Claim.

11.4.2

Right to Participate in Defense. Without limiting Section 11.4.1, any Indemnified Party shall be entitled to participate in, but not control, the defense of such Third Party Claim and to employ counsel of its choice for such purpose; provided that such employment shall be at the Indemnified Party's own expense unless (a) the employment thereof, and the assumption by the indemnifying Party of such expense, has been specifically authorized by the indemnifying Party in writing, (b) the indemnifying Party has failed to assume the defense and employ counsel in accordance with Section 11.4.1 (in which case the Indemnified Party shall control the defense), or (c) the interests of the Indemnified Party and the indemnifying Party with respect to such Third Party Claim are sufficiently adverse to prohibit the representation by the same counsel of both Parties under Applicable Law, ethical rules or equitable principles.

11.4.3

Settlement. With respect to any Losses relating solely to the payment of money damages in connection with a Third Party Claim and that shall not result in the Indemnified Party's becoming subject to injunctive or other relief or otherwise adversely affect the business of the Indemnified Party in any manner, and as to which the indemnifying Party shall have acknowledged in writing the obligation to indemnify the Indemnified Party hereunder, the indemnifying Party shall have the sole right to consent to the entry of any judgment, enter into any settlement or otherwise dispose of such Loss, on such terms as the indemnifying Party, in its sole discretion, shall deem appropriate. With respect to all other Losses in connection with

Third Party Claims, where the indemnifying Party has assumed the defense of the Third Party Claim in accordance with Section 11.4.1, the indemnifying Party shall have authority to consent to the entry of any judgment, enter into any settlement or otherwise dispose of such Loss; provided that it obtains the prior written consent of the Indemnified Party (which consent shall not be unreasonably withheld, conditioned or delayed). If the indemnifying Party does not assume and conduct the defense of a Third Party Claim as provided above, the Indemnified Party may defend against such Third Party Claim. Regardless of whether the indemnifying Party chooses to defend or prosecute any Third Party Claim, no Indemnified Party shall admit any liability with respect to, or settle, compromise or dispose of any Third Party Claim without the prior written consent of the indemnifying Party, which consent shall not to be unreasonably withheld, conditioned or delayed. The indemnifying Party shall not be liable for any settlement, compromise or other disposition of a Loss by an Indemnified Party that is reached without the written consent of the indemnifying Party, which consent shall not be unreasonably withheld, conditioned or delayed.

11.4.4

Cooperation. Regardless of whether the indemnifying Party chooses to defend or prosecute any Third Party Claim, the Indemnified Party shall, and shall cause each indemnitee to, cooperate in the defense or prosecution thereof and shall furnish such records, information and testimony, provide such witnesses and attend such conferences, discovery proceedings, hearings, trials and appeals as may be reasonably requested in connection therewith. Such cooperation shall include access during normal business hours afforded to the indemnifying Party to, and reasonable retention by the Indemnified Party of, records and information that are reasonably relevant to such Third Party Claim, and making Indemnified Parties and other employees and agents available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder, and the indemnifying Party shall reimburse the Indemnified Party for all its reasonable out-of-pocket expenses in connection therewith.

11.4.5

Expenses. Except as provided above, the reasonable and verifiable costs and expenses, including fees and disbursements of counsel, incurred by the Indemnified Party in connection with any Third Party Claim shall be reimbursed on a Calendar Quarter basis in arrears by the indemnifying Party, without prejudice to the indemnifying Party's right to contest the Indemnified Party's right to indemnification and subject to refund in the event the indemnifying Party is ultimately held not to be obligated to indemnify the Indemnified Party.

11.5

Special, Indirect, and Other Losses. EXCEPT (A) FOR GROSS NEGLIGENCE OR WILFUL MISCONDUCT, (B) FOR A BREACH OF MYNEO OF ITS OBLIGATIONS UNDER Article 4, (C) FOR A PARTY'S BREACH OF ITS OBLIGATIONS UNDER Article 9, AND (E) TO THE EXTENT ANY SUCH DAMAGES ARE REQUIRED TO BE PAID TO A THIRD PARTY AS PART OF A CLAIM FOR WHICH A PARTY PROVIDES INDEMNIFICATION UNDER THIS Article 11, NEITHER PARTY NOR ANY OF ITS AFFILIATES SHALL BE LIABLE FOR INDIRECT, INCIDENTAL, SPECIAL, EXEMPLARY, PUNITIVE OR CONSEQUENTIAL DAMAGES, INCLUDING LOSS OF PROFITS OR BUSINESS INTERRUPTION (TO THE EXTENT THE SAME ARE CONSEQUENTIAL DAMAGES), HOWEVER CAUSED AND ON ANY THEORY OF LIABILITY, WHETHER IN CONTRACT, TORT, NEGLIGENCE, BREACH OF STATUTORY DUTY OR OTHERWISE IN CONNECTION WITH OR ARISING IN ANY WAY OUT OF THE TERMS OF THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THE USE OF ANY ANTIBODY, TOXIN, LINKER, ADC, OR PRODUCT, EVEN IF ADVISED OF THE POSSIBILITY OF SUCH DAMAGE.

ARTICLE 12.

TERM AND TERMINATION

12.1

Term. The term of this Agreement will commence on the Effective Date and end on (a) the expiration of the Option Period in case CureVac does not exercise any of its Exclusive Options, or (b) the expiry of all applicable royalty payment obligations to myNEO under this Agreement, unless terminated earlier according to the terms and conditions of this Agreement ("Term"). Only upon expiry of the Term pursuant to Section 12.1(b) (but not in case of early termination), the licenses granted to CureVac under this Agreement shall become fully paid-up and perpetual.

12.2	Termination by CureVac.
12.2.1

Delay of R&D Activities. If the [*****] Milestone, the [*****] Milestone or the provision of the validation reports for the Selected Candidates are delayed by more than [*****] beyond the target dates set forth in the R&D Plan due to reasons caused by myNEO, its Affiliates or its subcontractors, CureVac shall have the right to terminate the Agreement with immediate effect. For the avoidance of any doubt, the aforementioned shall not apply in case the delay was caused by or attributed to an event of Force Majeure (pursuant to Section 14.1).

12.2.2	Termination for convenience. After the occurrence of the [*****] Milestone, CureVac may terminate this Agreement at any time without cause upon [*****] prior written notice to myNEO.
12.2.3

Termination for Change of Control. In case of a Change of Control in myNEO, myNEO shall notify CureVac thereof within [*****] upon the occurrence of such Change of Control event, and CureVac may terminate this Agreement with immediate effect.

12.3	Termination for Material Breach.
12.3.1

Material Breach. Each Party shall have the right to terminate this Agreement immediately in its entirety upon written notice to the other Party if such other Party breaches a material obligation under this Agreement, and has not cured such breach to the reasonable satisfaction of the other Party within [*****] after notice of such breach from the non-breaching Party. If the breach is capable of being cured, but cure of such breach (other than non-payment) cannot reasonably be effected within such [*****] period, the breaching Party shall promptly notify the non-breaching Party thereof, and the Parties shall agree on a cure plan as fast as possible, but in any event within [*****]. So long as the breaching Party is diligently carrying out such plan, the non-breaching Party shall not have the right to terminate this Agreement. If the breaching Party fails to diligently carry out such plan and cure such breach within the additional cure period as provided above, or if the Parties cannot agree on a cure plan within [*****] upon receipt of the notice by the non-breaching Party despite good faith efforts, then the non-breaching Party may forthwith terminate this Agreement upon written notice to the breaching Party.

12.3.2

Disputed Breach. If the alleged breaching Party disputes in good faith the existence or materiality of a breach specified in a notice provided by the other Party, and such alleged breaching Party provides the other Party notice of such dispute within [*****], then the other Party shall not have the right to terminate this Agreement under Section 12.3.1 unless and until an arbitration panel, in accordance with Section 14.6, has determined that the alleged breaching Party has breached a material obligation of the Agreement and, if the breach is then curable, such Party fails to cure such breach within the applicable cure period set forth above following such decision.

12.4 Effects of Termination.

12.4.1General Effects of Termination or Expiration.

(a)

Accrued Rights and Obligations. Termination or expiration of this Agreement shall not release either Party from its obligations accrued prior to the effective date of termination or expiration, including any payment obligations incurred prior to the effective date of termination, nor deprive either Party from any rights that this Agreement has conferred on such Party. Such obligations and rights shall survive termination or expiration of this Agreement. All other rights and obligation under this Agreement shall terminate, unless expressly set forth otherwise in this Agreement. Termination of this Agreement by either Party shall be in addition to and not in lieu of any other remedies available to such Party, at law and in equity.

(b)

Surviving Terms. Notwithstanding anything in this Agreement to the contrary, the following provisions shall survive any expiration or termination of this Agreement in accordance with their terms: Sections 6.1, 6.2, 6.3.2 (if and to the extent applicable), 6.4.2 (if and to the extent applicable), 6.5, 8.6.5 (for the term specified in this Section), 8.8, 12.4, 14.5, 14.6, 14.7, 14.8, 14.9, 14.10, 14.13, 14.15 and Article 7, Article 9 and Article 11 (solely to the extent the indemnity claims can be attributed to actions or omissions during the Term).

12.4.2

Specific Effects of Termination pursuant to Section 12.2.1 (Delay of R&D Activities) by CureVac or Section 12.3 (Material Breach) by CureVac. In the event of termination of this Agreement by CureVac pursuant to Section 12.2.1 (Delay of R&D Activities), or in the event of termination of this Agreement by CureVac pursuant to Section 12.3 (Material Breach), myNEO shall (a) assign and transfer to CureVac, and hereby assigns and transfers to CureVac, all of its rights and interest in and to the R&D Project IP (to the extent not already assigned prior to termination), and (b) grant to CureVac, and hereby grants to CureVac a non-exclusive, royalty-free, perpetual and irrevocable license under the myNEO Technology to the extent necessary for the exploitation of such acquired R&D Project IP.

12.4.3

Consequences of Termination pursuant to Section 12.2.2 (Termination for Convenience) or Section 12.2.3 (Termination for Change of Control) by CureVac or Section 12.3 (Material Breach) by myNEO. In the event of termination of this Agreement by CureVac pursuant to Section 12.2.2 (Termination for Convenience) or pursuant to Section 12.2.3 (Termination for Change of Control), or in the event of termination of this Agreement by myNEO Section 12.3 (Material Breach), the following shall apply:

(a)	CureVac will re-assign to myNEO any R&D Project IP that had been previously assigned by myNEO to CureVac under Section 4.1.1 (if any); and
(b)	all licenses granted to CureVac under this Agreement will terminate, and CureVac will wind-down all of its R&D Activities under this Agreement.

For the avoidance of doubt, myNEO will not receive any rights under the Background IP of CureVac under this Section 12.4.3.

ARTICLE 13.

DATA PROTECTION

13.1

Each Party shall be considered a separate controller for the collection, storage and any other processing of Personal Data of the other Party (or its Affiliates), including Personal Data of their staff members, employees, directors, JRC Members or Project Managers, in connection with the performance of this Agreement.

13.2

Each Party covenants that it will process Personal Data under this Agreement in accordance with applicable Data Protection Law. To the extent further instruments are required under applicable Data Protection Law with respect to the processing of Personal Data under this Agreement, the Parties will conclude and implement any such instruments as soon as reasonably practicable following the Effective Date.

ARTICLE 14.

MISCELLANEOUS

14.1	Force Majeure. Neither Party shall be held liable or responsible to the other Party or be deemed to have defaulted under or breached this Agreement for failure or delay in fulfilling or performing any term of this Agreement (other than an obligation to pay amounts due under this Agreement) when such failure or delay is caused by or results from events beyond the reasonable control of the non-performing Party, including fires, floods, earthquakes, hurricanes, embargoes, shortages, pandemics, epidemics or other rapidly-spreading infectious disease or contagion (excluding the COVID-19 pandemic in existence as of the Effective Date), generally applicable quarantines, shutdowns or reduced operations ordered by a governmental authority, war, acts of war (whether war be declared or not), terrorist acts, insurrections, riots, civil commotion, strikes, lockouts, or other labor disturbances (whether involving the workforce of the non-performing Party or of any other Person), acts of God or acts, omissions or delays in acting by any governmental authority (except to the extent such delay results from the breach by the non-performing Party or any of its Affiliates of any term or condition of this Agreement). The non-performing Party shall notify the other Party of such force majeure within [*****] after such occurrence by giving written notice to the other Party stating the nature of the event, its anticipated duration, and any action being taken to avoid or minimize its effect. The suspension of performance shall be of no greater scope and no longer duration than is necessary and the non-performing Party shall use commercially reasonable efforts to remedy its inability to perform.

14.2

Export Control. This Agreement is made subject to any restrictions concerning the export of products or technical information from the United States or other countries that may be imposed on the Parties from time to time. Each Party agrees that it will not export, directly or indirectly, any technical information acquired from the other Party under this Agreement or any products using such technical information to a location or in a manner that at the time of export requires an export license or other governmental approval, without first obtaining the written consent to do so from the appropriate agency or other governmental entity in accordance with Applicable Law.

14.3

Assignment. Without the prior written consent of the other Party, neither Party shall sell, transfer, assign, delegate (except as expressly permitted under this Agreement), pledge, or otherwise dispose of, whether voluntarily, involuntarily, by operation of law or otherwise, this Agreement or any of its rights or duties hereunder; provided that either Party may make such an assignment without the other Party's consent to (i) its Affiliate or (ii) a successor, whether in a merger, sale of stock, sale of assets or any other transaction, of all or substantially all of its business or assets to which this Agreement relates. With respect to an assignment to an Affiliate, the assigning Party shall remain responsible for the performance by such Affiliate of the rights and obligations hereunder. The permitted assignee will assume all obligations of its assignor under this Agreement. Any attempted assignment or delegation in violation of this Section 14.3 shall be void and of no effect.

14.4

Performance by Affiliates. Each Party may discharge any obligations and exercise any right hereunder through any of its Affiliates without assigning its rights or obligations or this Agreement to its Affiliates. Each Party shall cause its Affiliates to comply with the provisions of this Agreement in connection with such performance. Any breach by a Party's Affiliate of any of such Party's obligations under this Agreement shall be deemed a breach by such Party, and the other Party may proceed directly against such Party without any obligation to first proceed against such Party's Affiliate.

14.5

Severability. If any provision of this Agreement is held to be illegal, invalid, or unenforceable under any present or future law, and if the rights or obligations of either Party under this Agreement will not be materially and adversely affected thereby, (a) such provision shall be fully severable, (b) this Agreement shall be construed and enforced as if such illegal, invalid, or unenforceable provision had never comprised a part hereof, (c) the remaining provisions of this Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid, or unenforceable provision or by its severance herefrom, and (d) in lieu of such illegal, invalid, or unenforceable provision, there shall be added automatically as a part of this Agreement a legal, valid, and enforceable provision as similar in terms to such illegal, invalid, or unenforceable provision as may be possible and reasonably acceptable to the Parties. To the fullest extent permitted by Applicable Law, each Party hereby waives any provision of law that would render any provision hereof illegal, invalid, or unenforceable in any respect.

14.6

Dispute Resolution. The Parties recognize that a dispute may arise relating to this Agreement (a "Dispute"). Any Dispute, including Disputes that may involve the Affiliates of any Party, shall be resolved in accordance with this Section 14.6.

14.6.1

Any claim, Dispute, or controversy as to the breach, enforcement, interpretation or validity of this Agreement shall first be referred to the Executive Officers (for attempted resolution (and each Executive Officer may delegate the resolution of such dispute on its behalf to one of its official, legally qualified delegates). In the event the Executive Officers are unable to resolve such Dispute within [*****] of such Dispute being referred to them, then, upon the written request of either Party to the other Party, the Dispute shall be submitted by either Party for resolution in arbitration under the Rules of Arbitration of the International Chamber of Commerce. There shall be three (3) arbitrators, with each Party appointing one arbitrator, and the third arbitrator and the chairperson of the panel shall be appointed by the two arbitrators appointed by each of the Parties. The seat of arbitration shall be in Frankfurt, Germany, and the language of the proceedings shall be English.

14.6.2

The Parties agree that any award or decision made by the arbitral tribunal shall be final and binding upon them and may be enforced in the same manner as a judgment or order of a court of competent jurisdiction. The arbitral tribunal shall render its final award within [*****] from the date on which the request for arbitration by one of the Parties wishing to have recourse to arbitration is received by the ICC Secretariat. The arbitral tribunal shall determine the dispute by applying the provisions of this Agreement and the governing law set forth in Section 14.7.

14.6.3

Each Party shall bear its own attorney's fees, costs, and disbursements arising out of the arbitration, and shall pay an equal share of the fees and costs of the administrator and the arbitrators; provided, however, that the arbitrators shall be authorized to determine whether a Party is the prevailing party, and if so, to award to that prevailing party reimbursement for any or all of its reasonable attorneys' fees, costs and disbursements (including, for example, expert witness fees and expenses, photocopy charges, travel expenses, etc.), or the fees and costs of the administrator and the arbitrator.

14.7

Governing Law. This Agreement or the performance, enforcement, breach or termination hereof shall be interpreted, governed by and construed in accordance with the laws of Germany, excluding any conflicts or choice of law rule or principle that might otherwise refer construction or interpretation of this Agreement to the substantive law of another jurisdiction. The Parties agree to exclude the application to this Agreement of the United Nations Convention on Contracts for the International Sale of Goods.

14.8	Notices.
14.8.1

Notice Requirements. Any notice, request, demand, waiver, consent, approval, or other communication permitted or required under this Agreement shall be in writing, shall refer specifically to this Agreement and shall be deemed given only if (a) delivered by hand, (b) sent by facsimile transmission (with transmission confirmed), or (c) by internationally recognized overnight delivery service that maintains records of delivery, addressed to the Parties at their respective addresses specified in Section 14.8.3 or to such other address as the Party to whom notice is to be given may have provided to the other Party in accordance with this Section 14.8.1. Such notice shall be deemed to have been given as of the date delivered by hand or transmitted by facsimile (with transmission confirmed) or on the second Business Day (at the place of delivery) after deposit with an internationally recognized overnight delivery service. Any notice delivered by facsimile shall be confirmed by a hard copy delivered as soon as practicable thereafter. Each notice shall also be sent, in addition, to the other Party via electronic mail.

14.8.2

Section 14.8.1 is not intended to govern the day-to-day business communications necessary between the Parties in performing their obligations under the terms of this Agreement. Similarly, the Parties agree that electronic mail via an encrypted and safe email exchange shall suffice for any notices (prescribed under this Agreement) that are not considered formal notices and/or not legally or materially impact the (nature) of the Agreement and/or have a pure communication or administrative purpose (such as, but not limited to notices in relation to JRC meetings, draft publications, et al.).

14.8.3	Address for Notice.

If to CureVac, to:

CureVac AG

Attention: General Counsel

Friedrich-Miescher-Str. 15

72076 Tübingen

Germany

[*****]

If to myNEO, addressed to:

MyNeo NV

Attention: General Counsel

Ottergemsesteenweg Zuid 808/b511

9000 Gent

Belgium

[*****]

14.9

Entire Agreement; Amendments. This Agreement, together with the Schedules attached hereto, set forth and constitutes the entire agreement and understanding between the Parties with respect to the subject matter hereof and all prior agreements, understandings, promises, and representations, whether written or oral, with respect thereto are superseded hereby (including that certain Confidential Disclosure Agreement between the Parties dated [*****]). No amendment, modification, release, or discharge shall be binding upon the Parties unless in writing and duly executed by authorized representatives of both Parties.

14.10

Waiver and Non-Exclusion of Remedies. Any term or condition of this Agreement may be waived at any time by the Party that is entitled to the benefit thereof, but no such waiver shall be effective unless set forth in a written instrument duly executed by or on behalf of the Party waiving such term or condition. The waiver by either Party hereto of any right hereunder or of the failure to perform or of a breach by the other Party shall not be deemed a waiver of any other right hereunder or of any other breach or failure by such other Party whether of a similar nature or otherwise. The rights and remedies provided herein are cumulative and do not exclude any other right or remedy provided by Applicable Law or otherwise available except as expressly set forth herein.

14.11

No Benefit to Third Parties. Except as provided in Article 11, covenants and agreements set forth in this Agreement are for the sole benefit of the Parties hereto and their successors and permitted assigns, and they shall not be construed as conferring any rights on any other Persons.

14.12

Further Assurance. Each Party shall duly execute and deliver, or cause to be duly executed and delivered, such further instruments and do and cause to be done such further acts and things, including the filing of such assignments, agreements, documents, and instruments, as may be necessary or as the other Party may reasonably request in connection with this Agreement or to carry out more effectively the provisions and purposes hereof, or to better assure and confirm unto such other Party its rights and remedies under this Agreement.

14.13

Relationship of the Parties. It is expressly agreed that CureVac, on the one hand, and myNEO, on the other hand, shall be independent contractors and that the relationship between the Parties shall not constitute a partnership, joint venture, or agency. Neither CureVac, on the one hand, nor myNEO, on the other hand, shall have the authority to make any statements, representations, or commitments of any kind, or to take any action, which shall be binding on the other, without the prior written consent of the other Party to do so. All persons employed by a Party shall be employees of such Party and not of the other Party and all costs and obligations incurred by reason of any such employment shall be for the account and expense of such Party.

14.14

Counterparts; Facsimile Execution. This Agreement may be executed in two (2) or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one (1) and the same instrument. This Agreement may be executed by electronically transmitted signatures and such signatures shall be deemed to bind each Party hereto as if they were original signatures.

14.15

Construction. Except where the context otherwise requires, wherever used, the singular shall include the plural, the plural the singular, the use of any gender shall be applicable to all genders, the word "or" is used in the inclusive sense (i.e., "and/or") and the term "to the extent" as used herein shall mean "to the extent and solely to the extent." Whenever this Agreement refers to a number of days, unless otherwise specified, such number refers to calendar days. The captions of this Agreement are for convenience of reference only and in no way define, describe, extend, or limit the scope or intent of this Agreement or the intent of any provision contained in this Agreement. The term "including," "include," or "includes" as used herein shall mean "including, but not limited to," and shall not limit the generality of any description preceding such term. The language of this Agreement shall be deemed to be the language mutually chosen by the Parties and no rule of strict construction shall be applied against either Party hereto. If a term that is defined herein is used elsewhere and is not capitalized, the meaning of such term shall be construed to have the same meaning as the defined term, as most nearly reflects the intention reflected in such definition, mutatis mutandis. Each Party represents that it has been represented by legal counsel in connection with this Agreement and acknowledges that it has participated in the drafting hereof. In interpreting and applying the terms and provisions of this Agreement, the Parties agree that no presumption will apply against the Party which drafted such terms and provisions.

[SIGNATURE PAGE FOLLOWS.]

THIS AGREEMENT IS EXECUTED by the authorized representatives of the Parties as of the Effective Date.

CUREVAC AG	myNEO NV
By:	By:
Name: Dr. Franz-Werner Haas	Name: Cedric Bogaert
Title:	CEO Title CEO
By:	By:
Name: Antony Blanc, Ph.D.	Name: Jan Van den Berghe
Title: CBO & CCO	Title Director

Exhibit 1.48

myNEO Know-How

[*****].

Exhibit 1.51

myNEO Patents

[*****]

Exhibit 1.71

R&D Plan

[*****]

[*****]

[*****]

[*****]

[*****]

[*****]

[*****]

Exhibit 3.5

Approved myNEO Subcontractors

[*****]